FNX MINING COMPANY INC.	Tel: (416) 628-5929
347 Bay Street, 3rd Floor, Toronto, Ontario, M5H 2R7	Fax: (416) 628-5911

May 30, 2003

Ontario Securities Commission

Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

Quebec Securities Commission

The Toronto Stock Exchange

Attention:  Filings/Listings

Dear Sirs:

WE HEREBY CERTIFY that the unaudited interim statements for the three months ended March 31st, 2003 were mailed on May 30th, 2003 to all those shareholders who requested interim statements pursuant to our compliance with National Instrument 54-101.

If you have any questions regarding the above, please do not hesitate to contact the undersigned.

Yours truly,

FNX MINING COMPANY INC.

Per:

Shereen Dorey

/sd